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                                                                    EXHIBIT 23.2


                              ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Gartner Group, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-85926, No. 33-92486 and No. 333-35169) on Form S-8 of Gartner Group, Inc. of our report dated October 31, 1997, relating to the consolidated balance sheets of Gartner Group, Inc. and its subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the 1997 Annual Report to Stockholders on Form 10-K of Gartner Group Inc. We also consent to incorporation by reference of our report on the related financial statement schedule included elsewhere herein.


                                                           KPMG Peat Marwick LLP
Stamford, Connecticut
December 12, 1997